Exhibit 23(b)

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Aircraft Builders Assistance, Inc., of our report dated May 15, 2008 on our audit of the financial statements of Aircraft Builders Assistance, Inc. as of March 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for March 31, 2008 and from inception March 19, 2008 through March 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

June 5, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501